Exhibit (a)(1)(xiii)

NEWS RELEASE

Release Time	IMMEDIATE

Date	20 October 2010

BHP BILLITON STATEMENT REGARDING COMMENTS BY GOVERNMENT OF

SASKATCHEWAN

Vancouver, Canada, and New York, US, and London, UK, and Melbourne, Australia

BHP Billiton (ASX:BHP/LSE:BLT/NYSE:BHP and BBL/JSE:BIL) today issued the following statement regarding the Government of Saskatchewan’s comments on 20 October 2010 in relation to BHP Billiton’s offer to acquire all of the issued and outstanding common shares of Potash Corporation of Saskatchewan Inc. (“PotashCorp”) (NYSE:POT/TSX:POT), together with any associated rights issued and outstanding under the PotashCorp Shareholder Rights Plan, at a price of US$130 in cash per PotashCorp common share (the “Offer”):

BHP Billiton notes the reported comments made today by the Government of Saskatchewan. We continue to believe that the proposed acquisition of PotashCorp will create net benefits for Saskatchewan, New Brunswick and Canada and we are committed to working with the Government of Canada’s Investment Review Division (IRD) to secure the Federal Minister of Industry’s approval under the Investment Canada Act.

Canada’s foreign investment approval process is one that looks favourably on significant transactions that provide a net benefit for Canadians. BHP Billiton has indicated publicly that it is prepared to make significant commitments by way of undertakings to the Minister of Industry in order to ensure the proposed acquisition of PotashCorp will be a net benefit to Canada. Some of these include the following:

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Returning the head office and management control of the potash business to Saskatchewan by basing its global potash business in the Province and transferring relevant management functions currently based at PotashCorp’s centre in Chicago back to the province.

•	Establishing BHP Billiton’s global potash headquarters in Saskatoon. Our Leadership Team would live, pay taxes and raise their families in Saskatoon – not just maintain a residence.

•	Maintaining current levels of employment at PotashCorp’s Canadian operations.

Additional significant undertakings and contributions will be the subject of ongoing discussions with the IRD.

The Province of Saskatchewan has stated that it will lose $3 billion dollars in revenue as a result of the acquisition of PotashCorp. The Province’s concerns arise primarily from tax deferrals which are fully permitted under existing laws in Canada, and this was recognized by the Conference Board of Canada in its report commissioned by the Province.

Nonetheless, BHP Billiton is confident it can address this concern and, in this regard, is prepared to make commitments which go beyond the requirements of prevailing Canadian legislation that should effectively address the tax loss concerns of the Province.

The company will continue to engage with IRD in order to ensure that the Federal Minister of Industry is satisfied that the proposed acquisition is of net benefit to Canada.

Andrew Mackenzie, Chief Executive Non-Ferrous, said: “Our focus continues to be on working with the Government of Canada and demonstrating the significant net benefits we can bring to the country. We believe that by combining PotashCorp’s operations with BHP Billiton and returning control of PotashCorp to Saskatchewan, we can create a stronger business that will help ensure Saskatchewan is at the centre of the global potash industry for decades to come. BHP Billiton is willing to commit substantial resources to a province and a country that it believes is a welcome place to invest. We are ready to underline our commitment to Canada with substantial undertakings on jobs, taxes, investment and community spending that will create immediate benefits for the people of Saskatchewan and the nation more broadly.”

BHP Billiton has a strong track record of meeting its commitments in Canada. Over the last decade, the company’s EKATI diamond mine in the Northwest Territories has exceeded its targets for spending with local businesses, the employment of Aboriginal and Northern workers and support for community projects. In that time BHP Billiton has spent over $3.4 billion with local suppliers in the Northwest Territories and created over 10,000 jobs, exceeding initial estimates of EKATI’s economic benefit.

Additional Information

IMPORTANT INFORMATION:

The Offer is being made by BHP Billiton Development 2 (Canada) Limited (the “Offeror”), an indirect wholly-owned subsidiary of BHP Billiton Plc. This document is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell PotashCorp’s common shares. The Offer (as the same may be varied or extended in accordance with applicable law) is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and the circular, the letter of transmittal, the notice of guaranteed delivery and other related tender offer materials (the “Offer Materials”).

In connection with the Offer, the Offeror, BHP Billiton Limited and BHP Billiton Plc have filed with the Canadian securities regulatory authorities the Offer Materials and have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), including the Offer Materials.

THE OFFER MATERIALS AND THE SCHEDULE TO, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE OFFER MATERIALS AND OTHER DOCUMENTS FILED BY THE OFFEROR, BHP BILLITON LIMITED AND BHP BILLITON PLC WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND WITH THE CANADIAN SECURITIES REGULATORY AUTHORITIES AT

WWW.SEDAR.COM. MATERIALS FILED WITH THE SEC OR THE CANADIAN SECURITIES REGULATORY AUTHORITIES MAY BE OBTAINED WITHOUT CHARGE AT BHP BILLITON’S WEBSITE, WWW.BHPBILLITON.COM, OR BY CONTACTING THE INFORMATION AGENTS FOR THE OFFER, MACKENZIE PARTNERS, INC. AND KINGSDALE SHAREHOLDER SERVICES INC., BY PHONE AT 1-800-322-2885 AND 1-866-851-3215, RESPECTIVELY, OR BY EMAIL AT potash@mackenziepartners.com AND contactus@kingsdaleshareholder.com, RESPECTIVELY.

While the Offer is being made to all holders of PotashCorp common shares, the Offer is not being made or directed to, nor will deposits of PotashCorp common shares be accepted from or on behalf of, holders of PotashCorp common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

This document contains information, including information relating to PotashCorp, that has been derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information.

Cautionary Statement Regarding Forward-Looking Statements

This document may contain, in addition to historical information, certain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behavior of other market participants. BHP Billiton cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. BHP Billiton disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.

Further information on BHP Billiton can be found on our Internet site: www.bhpbilliton.com

Australia

Amanda Buckley, Media Relations

Tel: +61 3 9609 2209 Mobile: +61 419 801 349

email: Amanda.Buckley@bhpbilliton.com

Kelly Quirke, Media Relations

Tel: +61 3 9609 2896 Mobile: +61 429 966 312

email: Kelly.Quirke@bhpbilliton.com

Fiona Martin, Media Relations

Tel: +61 3 9609 2211 Mobile: +61 427 777 908

email: Fiona.Martin2@bhpbilliton.com

Brendan Harris, Investor Relations

Tel: +61 3 9609 4323 Mobile: +61 437 134 814

email: Brendan.Harris@bhpbilliton.com

Leng Lau, Investor Relations

Tel: +61 3 9609 4202 Mobile: +61 403 533 796

email: Leng.Y.Lau@bhpbilliton.com

United Kingdom & South Africa

Andre Liebenberg, Investor Relations

Tel: +44 20 7802 4131 Mobile: +44 7920 236 974

email: Andre.Liebenberg@bhpbilliton.com

United Kingdom & Americas

Ruban Yogarajah, Media Relations

Tel: US +1 713 966 2907 or UK +44 20 7802 4033

Mobile: UK +44 7827 082 022

email: Ruban.Yogarajah@bhpbilliton.com

Americas

Scott Espenshade, Investor Relations

Tel: +1 713 599 6431 Mobile: +1 713 208 8565

email: Scott.Espenshade@bhpbilliton.com

BHP Billiton Limited ABN 49 004 028 077

Registered in Australia

Registered Office: 180 Lonsdale Street

Melbourne Victoria 3000 Australia

Tel +61 1300 55 4757 Fax +61 3 9609 3015

BHP Billiton Plc Registration number 3196209

Registered in England and Wales

Registered Office: Neathouse Place

London SW1V 1BH United Kingdom

Tel +44 20 7802 4000 Fax +44 20 7802 4111

Members of the BHP Billiton group which is headquartered in Australia

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